AMENDMENT NO. 2
TO
2019 AMENDED & RESTATED CODE OF ETHICS OF BRIDGES INVESTMENT FUND, INC. & BRIDGES INVESTMENT MANAGEMENT, INC. As Amended by February 8, 2021 Amendment I

WHEREAS, on February 16, 2021 the Board of Directors of Bridges Investment Fund adopted 2019 AMENDED & RESTATED CODE OF ETHICS OF BRIDGES INVESTMENT FUND, INC. & BRIDGES INVESTMENT MANAGEMENT, INC. As Amended by February 8, 2021 Amendment I.

WHEREAS, to provide for adoption of the aforementioned Code of Ethics and amendments thereto for the purpose of adopting revisions to the Ban on Short-Term Trading Profits language as highlighted in red text below as well as corrections to usage of the term "de minimus" to "de minimis."

4.     Ban on Short-Term Trading Profits. This Code of Ethics prohibits all Advisory Persons from profiting on the purchase and sale, or sale and purchase, of the same or equivalent securities with 30 calendar days for accounts in which Access Person has control. Any profits realized on such short-term trades will be required to be disgorged. In exceptional situations resulting in de minimis profits from an Access Person’s attempt to mitigate a loss or strategically rebalance their portfolio, the Chief Compliance Officer, Board, or two members of Senior Management will be permitted to evaluate the circumstances and waive the disgorgement requirement. Options trades executed in line with the exception set forth in Section 10.1(d) are exempted from the 30 day holding period.

WHEREAS, to provide for adoption of revisions to ATTACHMENT I - LIST OF ALL ACCESS PERSONS, ADVISORY PERSONS, AND OTHER PERSONS COVERED BY THE CODE removing Robert Slezak as an Access Person and Disinterested Director as well as adding Michael Link as an Access Person.

NOW THEREFORE, IT IS HEREBY RESOLVED, that the 2019 AMENDED & RESTATED CODE OF ETHICS OF BRIDGES INVESTMENT FUND, INC. & BRIDGES INVESTMENT MANAGEMENT, INC. As Amended by February 8, 2021 and October 7, 2021 Amendments is retrospectively adopted pursuant to Section 15 allowing for adoption of material changes no later than six months after the adoption of the material change.

This Amendment No. 2 was approved by the Bridges Investment Management, Inc. Board of Directors by Unanimous Written Consent effective as of the 11th day of October 2021 and approved by the Bridges Investment Fund, Inc. Board of Directors at its meeting held on November 16, 2021.